Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2014 Financial Results

•	Revenues up 41% year-over-year to $14.1M

•	Record licensing and related revenues of $8.7 million, up 121% year-over-year

•	Ten licensing agreements signed, including seven first-time customers

•	Company initiates a new one million share buyback program

MOUNTAIN VIEW, Calif. – October 30, 2014 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of DSP-based IP platforms for vision, audio, communications and connectivity, today announced its financial results for the third quarter ended September 30, 2014.

Total revenue for the third quarter of 2014 was $14.1 million, an increase of 41% compared to $10.0 million for the third quarter of 2013. Licensing and related revenue for the third quarter of 2014 was $8.7 million, an increase of 121% compared to $3.9 million reported for the third quarter of 2013. Royalty revenue for the third quarter of 2014 was $5.4 million, a decrease of 11% compared to $6.1 million reported for the third quarter of 2013.

Gideon Wertheizer, Chief Executive Officer, stated: “Our third quarter results were driven by the strongest licensing quarter in the company’s history. We continue to experience a healthy demand for our products from new customers targeting a broad range of end markets. We are encouraged by our customers’ progress in LTE and low cost smartphone shipments, both of which delivered quarter-over-quarter and year-over-year unit growth.”

U.S. GAAP net income for the third quarter of 2014 was $0.7 million, compared to a net loss of $0.3 million reported for the same period in 2013. U.S. GAAP diluted earnings per share for the third quarter of 2014 were $0.03 compared to diluted loss per share of $0.01 for the third quarter of 2013.

Non-GAAP net income and diluted net income per share for the third quarter of 2014 were $2.4 million and $0.12, respectively, representing an increase of 87% and 100%, respectively, over the $1.3 million and $0.06 reported for the third quarter of 2013. Non-GAAP net income and diluted earnings per share for the third quarter of 2014 exclude: (a) equity-based compensation expense, net of taxes, of $1.0 million, (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RiveraWaves, (c) a loss of approximately $0.4 million from the sale of our minority equity holdings in Antcor, which was sold to u-blox during the quarter, (d) $0.1 million of costs associated with the RivieraWaves acquisition, and (e) income tax benefit related to RivieraWaves acquisition of approximately $0.1 million. Non-GAAP net income and diluted earnings per share for the third quarter of 2013 excluded equity-based compensation expense, net of taxes, of $1.6 million.

During the third quarter of 2014, the Company concluded ten new license agreements. Four of the agreements were for CEVA DSP cores, platforms and software, and six were for CEVA connectivity IPs. Target applications for customer deployment are LTE-Advanced handsets, mobile infrastructure, vision for surveillance equipment and digital cameras, access points and wearables. Geographically, six of the agreements signed were in the APAC, including Japan, three were in the U.S. and one was in Europe.

Yaniv Arieli, Chief Financial Officer, stated, “We continued to demonstrate the strength of our licensing business during the third quarter, which further underpins our strategy to grow and diversify our future royalty streams across multiple new markets. Our overall financial position remains robust with our cash balances, marketable securities and bank deposits totaling $128 million at the end of the quarter, post acquisition-related payments, net of cash acquired, of approximately $12 million for RivieraWaves. In addition, we bought back approximately 300,000 shares of CEVA common stock during the quarter for an aggregate consideration of $4.4 million. From the recent July 2013 plan, we successfully repurchased two million shares of our common stock for an aggregate consideration of $30.6 million. We are pleased to announce that our Board of Directors approved a new repurchase plan for an additional one million shares.”

CEVA Conference Call

On October 30, 2014, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the company’s operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link:
http://www.videonewswire.com/event.asp?id=100614. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10053519) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 14, 2014. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP, Investor Relations & Corporate Communications +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the world’s leading licensor of DSP-based IP platforms for vision, audio, communications and connectivity. CEVA’s IP portfolio includes comprehensive technologies for computer vision and computational photography, advanced audio and voice processing, wireless baseband (2G, 3G & 4G LTE/LTE-A), connectivity (Wi-Fi & Bluetooth) and serial storage (SATA & SAS). In 2013, CEVA’s IP was shipped in more than one billion devices, including 40% of handsets shipped worldwide, powering smartphones from many of the world’s leading OEMs such as Coolpad, HTC, Huawei, Lenovo, LG, Nokia, Samsung, TCL, Xiaomi and ZTE. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statement that CEVA is experiencing a healthy demand for its products from new customers targeting a broad range of end markets, as well as Mr. Arieli’s statements expressing optimism about CEVA’s strategy to grow and diversify its future royalty streams across multiple new markets. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 3G and LTE networks, as well as the IoT space, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$8,728	$3,945	$20,989	$15,108
Royalties	5,370	6,060	15,998	19,826

Total revenues	14,098	10,005	36,987	34,934

Cost of revenues	1,255	1,131	3,737	3,799

Gross profit	12,843	8,874	33,250	31,135

Operating expenses:
Research and development, net	6,453	5,619	18,500	16,279
Sales and marketing	2,611	2,376	7,201	7,271
General and administrative	2,223	2,006	6,124	5,588
Amortization of intangible assets	326	—	326	—

Total operating expenses	11,613	10,001	32,151	29,138

Operating income (loss)	1,230	(1,127)	1,099	1,997
Financial and other income (loss), net	(338)	617	539	2,053

Income (loss) before taxes on income	892	(510)	1,638	4,050
Income tax expense (benefit)	236	(187)	523	493

Net income (loss)	656	(323)	1,115	3,557

Basic and diluted net income (loss) per share	$0.03	($0.01)	$0.05	$0.16
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	20,355	22,072	20,761	22,118
Diluted	20,667	22,072	21,132	22,601

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	656	(323)	1,115	3,557
Equity-based compensation expense included in cost of revenue	45	73	159	223
Equity-based compensation expense included in research and development expenses	441	634	1,575	1,489
Equity-based compensation expense included in sales and marketing expenses	185	393	753	1,021
Equity-based compensation expense included in general and administrative expenses	451	660	1,496	1,691
Costs associated with the RivieraWaves acquisition (1)	48	—	311	—
Amortization of intangible assets related to RivieraWaves transaction	326	—	326	—
Loss from realize of investment in other company associated with Antcor	404	—	404	—
Income tax benefit related to equity-based compensation expenses	(120)	(159)	(324)	(411)
Income tax benefit related to RivieraWaves acquisition	(122)	—	(209)	—

Non-GAAP net income	2,392	1,278	5,684	7,570

(1)	Acquisition and related costs pertain to tax and legal services and adjustment to the contingent consideration associated with the RivieraWaves transaction.

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	20,667	22,072	21,132	22,601

Weighted-average number of shares related to outstanding options	—	569	—	18

Non-GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	20,667	22,641	21,132	22,619

GAAP diluted net income (loss) per share	$0.03	($0.01)	$0.05	$0.16
Equity-based compensation expense, net of taxes	$0.05	$0.07	$0.18	$0.17
Acquisition related costs	$0.00		$0.01
Amortization of intangible assets related to RivieraWaves transaction	$0.02		$0.02
Loss from realize of investment in other company associated with Antcor	$0.02		$0.02
Income tax benefit related to RivieraWaves acquisition	—		($0.01)

Non-GAAP diluted net income per share	$0.12	$0.06	$0.27	$0.33

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30,	December 31,
	2014	2013 (*)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$14,042	$24,117
Marketable securities and short term bank deposits	97,617	110,411
Trade receivables, net	8,289	5,629
Deferred tax assets	4,780	3,457
Prepaid expenses and other current assets	4,578	1,996

Total current assets	129,306	145,610

Long-term assets:
Long term bank deposits	16,592	17,066
Severance pay fund	7,258	7,215
Deferred tax assets	810	955
Property and equipment, net	2,171	1,616
Goodwill	46,415	36,498
Investment in other companies	1,806	3,367
Other Intangible assets	6,130	—

Total assets	$210,488	$212,327

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$1,159	$1,085
Deferred revenues	2,315	623
Accrued expenses and other payables	15,938	10,563
Taxes Payable	2,120	1,833
Deferred tax liabilities	553	73

Total current liabilities	22,085	14,177

Long-term liabilities:
Accrued severance pay	7,351	7,255
Deferred tax liabilities	1,597	—

Total liabilities	31,033	21,432

Stockholders’ equity:
Common stock:	20	21
Additional paid in-capital	208,398	204,415
Treasury stock	(55,824)	(41,005)
Accumulated other comprehensive loss	(339)	(81)
Retained earnings	27,200	27,545

Total stockholders’ equity	179,455	190,895

Total liabilities and stockholders’ equity	$210,488	$212,327

(*)	Derived from audited financial statements